UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF THE EARLIEST EVENT REPORTED): July 22, 2015

FIBROCELL SCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA 19341
(Address of principal executive offices and zip code)

(484) 713-6000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 - Entry into a Material Definitive Agreement.
On July 22, 2015, Fibrocell Science, Inc. (“Fibrocell”) entered into an underwriting agreement with Wells Fargo Securities, LLC, as representative of several underwriters named therein, relating to an underwritten offering (the "Offering") of 2,586,206 shares of Fibrocell common stock, par value $0.001 per share (the "Common Stock"), at an initial price to the public of $5.80 per share, less underwriting discounts and commissions (the "Offering Price"). All shares of Common Stock in the Offering are being offered by Fibrocell. The net proceeds to Fibrocell from the sale of the Common Stock, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by Fibrocell, will be approximately $13.6 million. The Offering is expected to close on or about July 27, 2015, subject to the satisfaction of customary closing conditions. Fibrocell has granted the underwriters a 30-day option to purchase up to an additional 387,930 shares of Common Stock at the Offering Price to cover over-allotments, if any.
The underwriting agreement contains customary representations, warranties, and agreements by Fibrocell, and customary conditions to closing, indemnification obligations of Fibrocell and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. A copy of the underwriting agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing is only a brief description of certain terms of the underwriting agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.
The Offering is being made pursuant to a prospectus supplement dated July 22, 2015 and an accompanying prospectus dated August 28, 2013, pursuant to Fibrocell’s shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission on August 15, 2013 and became effective on August 28, 2013 (File No. 333-190649). Wells Fargo Securities, LLC is acting as sole book running manager for the Offering. Roth Capital Partners and Griffin Securities are acting as co-managers for the Offering.
A copy of the opinion of Pepper Hamilton LLP relating to the validity of the issuance and sale of the shares in the Offering is attached hereto as Exhibit 5.1 hereto and is incorporated herein by reference.
Item 8.01 – Other Events.
On July 22, 2015, Fibrocell issued a press release announcing the pricing of the Offering. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Although it is difficult to predict future liquidity requirements, Fibrocell believes that the net proceeds from the Offering, together with its existing cash resources, will be sufficient to enable it to fund its operations into the fourth quarter of 2016, including the continuation of its preclinical and clinical development of its product candidates. Fibrocell has based this estimate on assumptions that may prove to be incorrect, and it could use its available capital resources sooner than it currently expects. Some of the factors that could cause this result are disclosed under the heading “Risk Factors” in Fibrocell’s Annual Report on Form 10-K for the year ended December 31, 2014 and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fibrocell’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015. As a result, readers are cautioned not to place undue reliance on this estimate. Furthermore, this estimate reflects Fibrocell’s beliefs and expectations only as of the date of this report. Fibrocell undertakes no obligation to update or revise this estimate whether as a result of new information, future developments or otherwise.

Item 9.01 – Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of July 22, 2015, between Fibrocell Science, Inc. and Wells Fargo Securities, LLC, as representative of the underwriters named therein
5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
99.1	Press Release dated July 22, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fibrocell Science, Inc.
By:	/s/ Keith A. Goldan
Keith A. Goldan
SVP and Chief Financial Officer
Date: July 22, 2015

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of July 22, 2015, between Fibrocell Science, Inc. and Wells Fargo Securities, LLC, as representative of the underwriters named therein
5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
99.1	Press Release dated July 22, 2015